Exhibit 99.1

Coldwater Creek Announces Second Quarter 2010 Results

Second Quarter Diluted EPS of $0.02

Sandpoint, Idaho, August 25, 2010 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and six-month periods ended July 31, 2010.

Second Quarter 2010 Operating Results

•                  Net sales were $253.5 million, compared with $225.2 million in the fiscal 2009 second quarter. Sales from the retail segment, which includes the Company’s premium retail stores, outlet stores and day spa locations, were $195.4 million versus $183.4 million in the fiscal 2009 second quarter. Comparable premium store sales increased 4.8 percent in the second quarter versus the second quarter of fiscal 2009.  Direct sales (internet and phone) increased 39.0% to $58.1 million from $41.8 million in the same period last year.

•                  Gross profit for the fiscal 2010 second quarter was $84.7 million, or 33.4 percent of net sales, compared with $75.7 million, or 33.6 percent of net sales, for the fiscal 2009 second quarter. The 20 basis point decrease in gross profit margin was primarily due to increased promotional activity as compared to last year, which was partially offset by improvements in IMU and occupancy leverage.

•                  Selling, general and administrative expenses (“SG&A”) for the fiscal 2010 second quarter were $82.5 million, or 32.6 percent of net sales, compared with $82.8 million, or 36.8 percent of net sales, for the fiscal 2009 second quarter. The decline in SG&A as a percentage of net sales was driven primarily by leveraging of employee-related expenses, partially offset by a planned increase in marketing expense as compared to last year.

•                  Net income for the three-month period was $1.5 million, or $0.02 per diluted share, compared with a net loss of $4.9 million, or $0.05 per share, for the three-month period ended August 1, 2009.

“During the second quarter, we generated our fourth consecutive quarter of positive comparable premium store sales and a 39% increase in Direct sales, while maintaining disciplined cost controls resulting in our lowest ever quarterly SG&A rate as a public company, all of which contributed to our second straight quarter of profitability,” stated Dennis Pence, Chairman and Chief Executive Officer of Coldwater Creek. “In addition, we made considerable progress toward achieving our inventory goals. Most encouraging is that the initiatives we implemented at the start of the year are bringing back a level of predictability and consistency to our business despite the challenges of the difficult economy.”

“I am confident in our merchandising and creative direction for fall, which shows further progress to return our offerings and aesthetic to the eclectic and natural fashion sensibility that our customers look to us for,” Mr. Pence continued.  “In the second half of 2010, we expect to realize increased merchandise margins due to more conservative inventory plans, which, combined with our continued focus on expense control, position us well to meet our profitability expectations for the fall and holiday seasons.”

First Six Months Operating Results

•                  Net sales were $496.6 million, compared with $453.6 million in the first six months of fiscal 2009. Sales from the retail segment were $371.4 million versus $354.1 million in the first half of fiscal 2009. Direct sales (internet and phone) were $125.2 million, compared with $99.5 million in the same period last year.

•                  Gross profit for the first half of fiscal 2010 was $175.6 million, or 35.4 percent of net sales, compared with $146.8 million, or 32.4 percent of net sales, for the first half of fiscal 2009. The increase in gross profit was primarily due to higher merchandise margins as well as leveraging of occupancy expenses.

•                  Selling, general and administrative expenses for the first six months of fiscal 2010 were $169.0 million, or 34.0 percent of net sales, compared with $165.5 million, or 36.5 percent of net sales, for the first half of fiscal 2009. The decline in SG&A as a percentage of sales was primarily related to leveraging of employee-related costs, partially offset by increased marketing expenses.

•                  Net income for the six-month period was $3.8 million, or $0.04 per diluted share, compared with a net loss of $12.5 million, or $0.14 per share, for the first half of fiscal 2009.

Balance Sheet

At July 31, 2010, cash totaled $72.3 million, as compared with $85.4 million in cash at August 1, 2009.  Premium retail store inventory per square foot, including retail inventory in the distribution center, decreased by approximately 4.0 percent. Total inventory increased 17.7% to $166.4 million from $141.3 million at the end of the second quarter of 2009. Working capital increased by $16.0 million to $114.6 million from $98.6 million at August 1, 2009.

Store Openings

The Company opened five new premium retail stores during the three-month period ended July 31, 2010, ending the quarter with 364 premium retail stores.  The Company remains on track to open approximately 20 new premium retail stores in fiscal 2010.

Outlook

For the third quarter of fiscal 2010, the Company expects to report earnings per share in the range of $0.01 to $0.04, which compares to actual third quarter fiscal 2009 net loss per share of $0.37, which included approximately $0.33 per share in charges related to a valuation allowance against net deferred tax assets and separation agreement charges.  Our expected results for the third quarter assume, among other things, a low single digit year-over-year increase in total net sales.

For fiscal 2010, the Company continues to expect to report earnings per share between $0.08 and $0.12.  This compares to actual fiscal 2009 net loss per share of $0.61, which included approximately $0.33 per share in charges related to a valuation allowance against net deferred tax assets, separation agreement charges, and non-cash asset impairment charges.

Conference Call Information

Coldwater Creek will host a conference call on Wednesday, August 25, 2010, at 8:30 a.m. (Eastern) to discuss fiscal 2010 second quarter results. To listen to the live Web cast, log on to the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until Wednesday, September 8, 2010. The replay can be accessed by dialing (877) 660-6853 and providing account number 3055 and conference ID 355008. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our operating results for our third fiscal quarter and 2010 fiscal year; customer acceptance of our new merchandise offerings; future merchandise margins, expense and inventory levels; and new store openings.  These statements are based on management’s current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect. As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  difficulties in forecasting consumer demand as a result of changing fashion trends and consumer preferences;

•                  the possibility that our sales and earnings expectations will not be realized, due to changing business and economic conditions;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales;

•                  our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order or meet our production needs due to raw material or labor shortages; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and quarterly report on 10-Q filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations occurring after the date of this release.

Contact:

Lyn Walther, Divisional Vice President, Investor Relations

Phone: 208-265-7005

Web site:  www.coldwatercreek.com

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
Statements of Operations:	2010	2009	2010	2009

Net sales	$253,498	$225,192	$496,584	$453,559
Cost of sales	168,762	149,464	320,943	306,731
Gross profit	84,736	75,728	175,641	146,828
Selling, general and administrative expenses	82,547	82,761	169,001	165,473
Income (Loss) from operations	2,189	(7,033)	6,640	(18,645)
Interest, net, and other	(189)	(151)	(436)	(310)
Income (Loss) before income taxes	2,000	(7,184)	6,204	(18,955)
Income tax provision (benefit)	531	(2,262)	2,413	(6,471)
Net income (loss)	$1,469	$(4,922)	$3,791	$(12,484)

Net income (loss) per share - Basic	$0.02	$(0.05)	$0.04	$(0.14)

Weighted average shares outstanding - Basic	92,265	91,376	92,224	91,332

Net income (loss) per share - Diluted	$0.02	$(0.05)	$0.04	$(0.14)

Weighted average shares outstanding - Diluted	92,635	91,376	92,687	91,332

Supplemental Data:

	Three Months Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
Operating Statistics:	2010	2009	2010	2009

Catalogs mailed	14,643	11,903	39,466	30,788
Premium retail store count			364	355
Spa store count			9	9
Outlet store count			36	36
Premium retail store square footage			2,148	2,101

	Three Months Ended		Six Months Ended
	July 31,	August 1,	July 31,	August 1,
Segment Net Sales:	2010	2009	2010	2009

Retail	$195,399	$183,394	$371,409	$354,104
Direct	58,099	41,798	125,175	99,455
Total	$253,498	$225,192	$496,584	$453,559

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

	July 31,	January 30,	August 1,
	2010	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$72,279	$84,650	$85,414
Receivables	13,106	5,977	13,511
Inventories	166,392	161,546	141,317
Prepaid and other	9,131	9,385	18,844
Income taxes recoverable	13,668	12,074	5,077
Prepaid and deferred marketing costs	5,798	5,867	6,786
Deferred income taxes	6,464	6,938	10,466

Total current assets	286,838	286,437	281,415

Property and equipment, net	281,386	295,012	320,114
Deferred income taxes	—	—	13,792
Restricted cash	890	890	1,776
Other	1,252	1,184	1,689

Total assets	$570,366	$583,523	$618,786

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$91,555	$99,234	$103,302
Accrued liabilities	76,033	83,103	73,876
Current deferred marketing fees and revenue sharing	4,688	5,215	5,671

Total current liabilities	172,276	187,552	182,849

Deferred rents	122,988	125,337	133,205
Capital lease and other financing obligations	11,616	11,454	12,408
Supplemental Employee Retirement Plan	9,551	9,202	8,003
Deferred marketing fees and revenue sharing	6,309	7,149	8,126
Deferred income taxes	6,147	6,621	—
Other	698	647	699

Total liabilities	329,585	347,962	345,290

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 92,324,893, 92,163,597 and 91,421,899 shares issued, respectively	923	922	914
Additional paid-in capital	125,552	124,148	119,254
Accumulated other comprehensive loss	(349)	(373)	(1,184)
Retained earnings	114,655	110,864	154,512

Total stockholders’ equity	240,781	235,561	273,496

Total liabilities and stockholders’ equity	$570,366	$583,523	$618,786

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended
	July 31,	August 1,
	2010	2009

OPERATING ACTIVITIES:
Net income (loss)	$3,791	$(12,484)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	31,247	31,563
Stock-based compensation expense	1,601	2,852
Supplemental Employee Retirement Plan expense	373	646
Deferred income taxes	—	(415)
Reduction in valuation allowance	(474)	—
Net loss on asset dispositions	181	227
Other	4	201
Net change in current assets and liabilities:
Receivables	(7,129)	2,480
Inventories	(4,846)	(5,941)
Prepaid and other and income taxes recoverable	(591)	1,138
Prepaid and deferred marketing costs	69	(1,425)
Accounts payable	(9,874)	10,216
Accrued liabilities	(7,005)	(9,049)
Change in deferred marketing fees and revenue sharing	(1,367)	3,056
Change in deferred rents	(1,670)	(3,634)
Other changes in non-current assets and liabilities	(480)	(920)
Net cash provided by operating activities	3,830	18,511

INVESTING ACTIVITIES:
Purchase of property and equipment	(15,151)	(13,306)
Proceeds from asset dispositions	10	—
Net cash used in investing activities	(15,141)	(13,306)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options and ESPP purchases	369	437
Payments on capital lease and other financing obligations	(1,336)	(840)
Tax withholding payments	(93)	—
Credit facility financing costs	—	(618)
Net cash used in financing activities	(1,060)	(1,021)

Net (decrease) increase in cash and cash equivalents	(12,371)	4,184
Cash and cash equivalents, beginning	84,650	81,230

Cash and cash equivalents, ending	$72,279	$85,414